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                                                                    Exhibit 15.1

[ACNIELSEN LOGO]

                             TO WHOM IT MAY CONCERN

      We make reference to the information that Quilmes Industrial (Quinsa) S.A. files from time to time with the Securities and Exchange Commission ("SEC") and in particular to form 20F to be filed for the year 2005.

      We hereby consent to the specific disclosure of the information described in the 20F which was provided by ACNielsen to Cerveceria y Malteria Quilmes ("CMQ") pursuant to the rendering of marketing research services regarding beer and soft drinks in Argentina covering the period from 2001 to 2005 provided that Quinsa indemnifies ACNielsen, its parents, affiliates, officers, directors and employees against any loss or damage suffered by reason of publication of this data in the Offering Memorandum.

      We point out that this disclosure consent will only be valid and effective if Quinsa includes the following disclaimer in the 20F, in a clear manner in order for any third parties to be unequivocally aware of the information included herein:

      "ACNielsen information reflects estimates of market conditions based on samples, and is prepared primarily as a marketing research tool for consumer packaged goods manufactures and others in the consumer goods industry. This information should not be used as a basis for investing in Quinsa and/or any of its subsidiaries and references to ACNielsen should not be considered ACNielsen's opinion as to the value of any security or the advisability of investing in Quinsa."

      In case the terms above exactly reflect our understandings as of this date, we ask that a copy of this letter be signed by Quinsa and returned to us for our files.

      Regards,

                                /s/ Christian Nordenstahl
                                ----------------------------------------------
                                 A.C. Nielsen S.A. de C.V. Sucursal Argentina
                                              Christian Nordenstahl
                                                 Apoderado

      Agreed by Quinsa


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      Quinsa
      Date: June 28, 2006

Tucuman 348 - (C1049AAH) Buenos Aires
Republica Argentina
Phone: 4891-1100
Fax: 4891-1120                                            [A VNU BUSINESS LOGO]
e-mail: servicios@acnielsen.com